Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form F-3) for the registration of common stock and to the incorporation by reference therein of our reports dated March 25, 2014, with respect to the consolidated financial statements of Perusahaan Perseroan (Persero) PT Telekomunikasi Indonesia Tbk and subsidiaries, and the effectiveness of internal control over financial reporting of Perusahaan Perseroan (Persero) PT Telekomunikasi Indonesia Tbk and subsidiaries, included in its annual report (Form 20-F) for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ Purwantono, Suherman & Surja

Jakarta, Indonesia

June 6, 2014